Exhibit 99.1

October 16, 2003

The Student Loan Corporation Announces
Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $51.5 million ($2.58 basic earnings per share) for the third quarter of 2003, an increase of $10.9 million (27%), compared to net income of $40.6 million ($2.03 basic earnings per share) for the same period of 2002.

The improvement is primarily attributable to portfolio growth of 13% over the previous twelve months and increased floor income earned on both Consolidation and Stafford Loan assets.

During the 12 month period from September 30, 2002 to September 30, 2003, the Company’s student loan assets grew by $2.7 billion (13%) to $22.9 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS disbursements and new CitiAssist Loan commitments totaling $1,354 million were up $208 million (18%) for the third quarter of 2003 compared to the same period of 2002. These third quarter 2003 disbursements were composed of FFELP Stafford and PLUS disbursements of $922 million, up $134 million (17%). Third quarter 2003 disbursements also included new CitiAssist Loan commitments of $432 million, up $74 million (21%) compared to the same period last year. Secondary market loan activities also added approximately $384 million of FFELP loans to the Company’s student loan portfolio during the third quarter of 2003. More than 87% of the secondary market volume is comprised of FFELP Consolidation Loans.

The net interest margin for the third quarter of 2003 was 2.02%, up 15 basis points from 1.87% for the same period of 2002. The improvement was due to the increased floor income resulting from the Company’s ability to take advantage of favorable funding opportunities. Should short-term interest rates increase above their present level, the floor income benefit could decline.

The Company’s expense ratio (expenses as a percentage of average student loan assets) for the third quarter of 2003 was 0.52%, one basis point lower than the third quarter 2002 ratio. Operating expenses of $29.6 million for the third quarter of 2003 were $3.3 million (12%) higher than those expenses for the same period of 2002. This increase reflects the incremental costs incurred to originate, service, and administer the larger loan portfolio and ongoing infrastructure investments.

For the nine months ended September 30, 2003, the Company earned $159.2 million ($7.96 basic earnings per share), an increase of 20% from $132.4 million ($6.62 basic earnings per share) for the same period of 2002. Increased floor income and portfolio growth accounted for substantially all of this improvement.

The Company's provision for loan losses for the third quarter 2003 was $3.6 million, an increase of $0.3 million over the third quarter 2002 provision of $3.3 million. For the nine months ended September 30, 2003, the provision was $10.2 million, an increase of $1.6 million over the same period on 2002. This increase was due to changes in product mix and an increase in loans moving into repayment over the period.

The Company’s return on equity for the quarter ended September 30, 2003 increased to 23.4%, up 1.1% compared to 22.3% for the same period of 2002. For the nine month period ending September 30, 2003 return on equity was 25.6% compared to 25.4% for the same period of 2002.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.77 per share. The dividend will be paid December 1, 2003 to shareholders of record on November 14, 2003.

The Student Loan Corporation is one of the nation’s largest originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
BALANCE SHEET
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2003	2002	2002
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Student loans	$ 20,444,808	$ 19,173,992	$ 18,624,355
Less: allowance for loan losses	(6,884)	(5,484)	(5,484)
Student loans, net	20,437,924	19,168,508	18,618,871
Loans available for sale	2,443,412	1,361,874	1,573,259
Cash	287	383	813
Other assets	524,669	474,839	536,913

Total Assets	$ 23,406,292	$ 21,005,604	$ 20,729,856

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 11,772,700	$ 15,789,900	$ 15,447,100
Long-term notes	10,350,000	4,000,000	4,150,000
Payable to principal stockholder	5,189	6,247	6,599
Deferred income taxes	129,328	105,897	94,631
Other liabilities	256,564	338,524	296,653

Total Liabilities	22,513,781	20,240,568	19,994,983

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	135,811	135,205	135,205
Retained earnings	749,095	636,142	607,094
Accumulated other changes in equity from
nonowner sources	7,405	(6,511)	(7,626)

Total Stockholders' Equity	892,511	765,036	734,873

Total Liabilities and Stockholders' Equity	$ 23,406,292	$ 21,005,604	$ 20,729,856

AVERAGE STUDENT LOANS	$ 22,008,199	$ 19,481,147	$ 19,165,897
(year-to-date)

THE STUDENT LOAN CORPORATION STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2003 2002	2003 2002
REVENUE
Interest income	$204,748 $222,968	$630,314 $752,129
Interest expense	90,108 129,679	287,574 458,832
Net interest income	114,640 93,289	342,740 293,297
Less: provision for loan losses	(3,572) (3,313)	(10,246) (8,608)
Net interest income after provision for loan losses	111,068 89,976	332,494 284,689
Fee and other income	5,498 4,968	14,421 17,313
Total revenue, net	116,566 94,944	346,915 302,002

OPERATING EXPENSES
Salaries and employee benefits	7,418 6,526	21,318 19,820
Other expenses	22,215 19,821	64,526 59,292
Total operating expenses	29,633 26,347	85,844 79,112
Income before income taxes	86,933 68,597	261,071 222,890
Income taxes	35,412 28,001	101,918 90,447
NET INCOME	$51,521 $40,596	$159,153 $132,443

DIVIDENDS DECLARED	$15,400 $14,000	$ 46,200 $42,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 2.58 $ 2.03	$ 7.96 $ 6.62

DIVIDENDS DECLARED PER COMMON SHARE	$ 0.77 $ 0.70	$ 2.31 $ 2.10

OPERATING RATIOS
Net interest margin	2.02% 1.87%	2.08% 2.05%
Operating expense as a percentage of average student	0.52% 0.53%	0.52% 0.55%
loans
Return on Equity	23.40% 22.26%	25.56% 25.40%